EXHIBIT 23.1

                       Consent of Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of River Asset Sub, Inc. ("RAS") and River Distribution Sub, Inc. ("RDS") for the registration of (i) 7,100,000 shares of common stock of RDS and 1,400,000 shares of 15% non-cumulative perpetual preferred stock of RDS and (ii) 7,100,000 shares of common stock of RAS and 1,400,000 shares of 15% non-cumulative perpetual preferred stock of RAS and to the inclusion of our report dated July 18, 1997 (and financial statements) in Annex B to the proxy statement/prospectus filed as part of the Registration Statement, with respect to the consolidated statements of financial condition of River Bank America as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997.






New York, New York                                            Ernst & Young LLP
October 17, 1997

633222.1